Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Hibbett Sporting Goods, Inc.:

We consent to incorporation by reference in the registration statements on Form S-3 No. 333-87566 and Form S-8 Nos. 333-21299, 333-21301, 333-21303, 333-21305, 333-28515 and 333-63094 of Hibbett Sporting Goods, Inc. of our report dated March 12, 2003, with respect to the consolidated balance sheets of Hibbett Sporting Goods, Inc. and subsidiaries as of February 1, 2003 and February 2, 2002, and the related consolidated statements of operations, stockholders’ investment, and cash flows for the two fiscal years in the period ended February 1, 2003, and the related financial statement schedule, which report appears in the February 1, 2003 Annual Report on Form 10-K of Hibbett Sporting Goods, Inc.

KPMG LLP

Birmingham, Alabama

April 30, 2003